Exhibit 10.4
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 21st day of June, 2007 (“Effective Date”), by and between Rural Cellular Corporation (“RCC” or “Company”) and Ann K. Newhall (the “Employee”).
     WHEREAS, Employee has heretofore been employed by RCC pursuant to an Employment Agreement dated as of February 6, 1999, as amended from time to time (the “Prior Agreement”), in the position of Executive Vice President and Chief Operating Officer and is experienced in the business of RCC; and
     WHEREAS, Employee desires to continue to be employed by RCC in the same position pursuant to this Agreement; and
     WHEREAS, the parties desire by this writing to amend and restate the Prior Agreement in the form of this Agreement and to set forth the continuing employment relationship of RCC and the Employee.
     NOW, THEREFORE, it is AGREED as follows:
     1. Employment.
     (a) Title/Duties. The Employee is employed in the capacity of Executive Vice President and Chief Operating Officer for RCC, to perform the duties customarily performed by persons situated in a similar executive capacity. The Employee shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of RCC. The Employee’s other duties shall be such as the President/CEO or the Board of Directors (the “Board”) may from time to time reasonably direct.
     (b) Location. The Employee’s principal place of employment shall be at the Company’s offices in Alexandria, Minnesota.
     2. Base Compensation. RCC agrees to pay the Employee during the term of this Agreement a salary which shall be at the initial rate of Four Hundred Sixteen Thousand Seventy Dollars and No/100 ($416,070.00) per annum beginning on the Effective Date, payable not less frequently than every two weeks; provided, that the rate of such salary shall be reviewed not less often than annually, and Employee shall be entitled to receive an increase at such percentage or in such an amount, if any, as may be determined from time to time. The Employee’s salary may not be decreased below the rate in effect on any date during the term of this Agreement, except in the event that the salaries of other senior management employees have been generally reduced, Employee’s salary may be reduced in a similar manner.
     3. Discretionary and Incentive Bonus; Stock Options. The Employee shall be entitled to participate in an equitable manner with all other senior management employees of RCC in discretionary and incentive bonuses, including, but not limited to stock option, restricted stock and restricted stock unit awards and other cash and non-cash compensation plans that may be authorized and declared by the Board for senior management employees from time to time.

     4. Other Benefits.
     (a) Participation in Employee Benefit Plans. The Employee shall be entitled to participate in any plan of RCC relating to compensation, profit sharing, retirement, medical coverage, long term care insurance or other employee benefits as RCC may adopt for the benefit of its senior management employees.
     (b) Fringe Benefits; Expenses. The Employee shall be eligible to participate in any fringe benefits which may be or may become applicable to RCC’s senior management employees, including by example, participation in any stock option or incentive plans, and any other benefits adopted by RCC. RCC shall reimburse Employee for all reasonable out-of-pocket expenses which Employee shall incur in connection with his/her service for RCC which are documented in accordance with RCC’s policies as set forth from time to time.
     5. Term. The term of employment of Employee under this Agreement shall be for the period commencing on the Effective Date and ending December 31, 2010; provided, that commencing on December 31, 2007, and on each December 31 thereafter, the term of Employee’s employment shall automatically be extended for one additional year, so that the term of his/her employment shall never be more than thirty-six months and not less than twenty-four months under this Agreement, unless either party gives written notice to the other of its intention not to so extend the term of the Employee’s employment.
     6. Loyalty; Noncompetition.
     (a) The Employee shall devote his/her full business time and attention to the performance of his/her employment under this Agreement. During the term of Employee’s employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of RCC.
     (b) Nothing contained in this Section 6 shall be deemed to prevent or limit the right of Employee to invest in the capital stock or other securities of any business dissimilar from that of RCC or, solely as a passive or minority investor, in any business.
     7. Standards. The Employee shall perform his/her duties under this Agreement in accordance with the reasonable standards customarily expected of employees with comparable positions in comparable organizations, or in accordance with such other standards as may reasonably be established from time to time by the President/CEO or the Board.
     8. Time Off. The Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of the duties of his/her employment under this Agreement, with all such voluntary absences to count as paid time off, in accordance with the Company’s time off policies as in effect from time to time. Further, the Board shall be entitled to grant to the Employee a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as the Board in its discretion may determine. The Employee is encouraged to participate in related industry and professional organizations and activities provided that the assumption of any significant responsibilities for such outside activities or organizational participation shall be approved in advance by the President/CEO or the Board.

     9. Termination and Termination Pay. The Employee’s employment under this Agreement may be terminated upon any of the following occurrences:
     (a) The death of the Employee during the term of this Agreement, in which event the Employee’s estate shall be entitled to receive (i) the compensation due the Employee through the last day of the calendar month in which Employee’s death shall have occurred, (ii) pro rata payment of all bonuses or incentive payments earned or to be awarded for such calendar year, and (iii) all accrued and vested rights Employee may have under the Company’s employee benefit plans, including any stock options or other compensation plans or as otherwise required by law (the “Accrued Rights”).
     (b) The Company may terminate the Employee’s employment at any time, but any termination by the Company other than termination for Just Cause, as defined below, shall not prejudice the Employee’s right to compensation or other benefits under this Agreement. The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause, except for the Accrued Rights. Termination shall be for “Just Cause” if the Employee
     (i) has been convicted of a felony;
     (ii) has intentionally engaged in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;
     (iii) commits an act of fraud or embezzlement against the Company or any affiliate thereof;
     (iv) engages in intentional misconduct as an executive of the Company, including, but not limited to, knowing and intentional violation of material written policies of the Company;
     (v) is grossly negligent in the performance of his/her duties for the Company; or
     (vi) willfully fails to follow a direct and lawful directive from his/her supervisor or the Board within the scope of the Employee’s duties, which failure is not cured to the satisfaction of the Board within ten (10) days;
provided, however, that no termination of Employee’s employment shall be for Just Cause under clause (ii), (iv), or (v) above until:
(A)	there shall have been delivered to the Employee a copy of a written notice setting forth that the Employee engaged in the conduct set forth in the relevant clause and specifying the particulars thereof in detail;

(B)	the Employee shall have been provided an opportunity to be heard by the Board (with the assistance of Employee’s counsel if the Employee so desires); and

(C)	such conduct is not discontinued or otherwise cured (if curable) within a reasonable period of time after receipt of the written notice provided in clause (A).
No act or failure to act on the Employee’s part shall be considered “intentional” unless he/she has acted or failed to act with an absence of good faith and without a reasonable belief that his/her action or failure to act was in the best interest of the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Employee after notice of termination has been given by the Employee will constitute Just Cause for purposes of this Agreement. The Company may determine whether Just Cause exists at any time, even retroactively after Employee’s employment has been terminated.
     (c) Except as provided pursuant to Section 11 herein, in the event Employee’s employment under this Agreement is terminated by the Company without Just Cause, RCC shall be obligated to pay the Employee (i) the salary provided pursuant to Section 2 herein, up to the date of termination of the term (including any extension of the term pursuant to Section 5 above) of this Agreement (such period being the “Severance Period”), (ii) a pro rata payment equal to the Employee’s target short-term incentive for the year of such termination, and (iii) all Accrued Rights. Notwithstanding the foregoing, in no event shall the Severance Period be less than twenty-four (24) months following the date of termination of employment.
     (d) Except as provided pursuant to Section 11 herein, during the term of this Agreement, Employee may terminate his/her employment for Good Reason and such termination shall be treated as if Employee’s employment were terminated by the Company without Just Cause entitling Employee to the benefits under Section 9(c) of this Agreement. “Good Reason” for termination of employment by the Employee shall be the occurrence of any of the following events, which have not been consented to by the Employee:
     (i) relocation of Employee’s principal work location by more than fifty miles;
     (ii) a material reduction in Employee’s base salary and short-term incentive opportunity, in the aggregate, except as permitted under Section 2;
     (iii) permanent and material reduction in Employee’s primary duties and responsibilities normally associated with his/her position as referenced at Section 1 of this Agreement;
     (iv) during the twenty-four (24) months following a Change in Control (as defined in Appendix A hereto), a material increase in the average required business travel in excess of the average business travel requirements applicable to the Employee prior to the Change in Control;

     (v) during the twenty-four (24) months following a Change in Control, assignment of duties and responsibilities materially inconsistent with Employee’s title and position as set forth in Section 1 of this Agreement;
     (vi) during the twenty-four (24) months following a Change in Control, failure to maintain material fringe benefits, performance incentive and employee benefit plans substantially equivalent to those in effect as of the date of the Change in Control; or
     (vii) failure of a successor to the Company in a Change in Control to assume this Agreement as provided by in Section 13(c);
provided, however, the Employee must notify the Company within 90 days of the condition giving rise to Good Reason and the Company shall have 30 days after receipt of such notice to remedy such condition before the Employee may terminate for Good Reason under this Agreement.
     (e) The voluntary termination by the Employee without Good Reason during the term of this Agreement with the delivery of no less than 60 days written notice to the Board in which case the Employee shall be entitled to receive compensation up to the date of such termination and the Accrued Rights.
     10. Disability. If the Employee shall become disabled or incapacitated to the extent that he/she is unable to perform his/her duties hereunder, by reason of medically determinable physical or mental impairment, as determined by a doctor mutually acceptable to the Board and the Employee and retained by RCC, Employee shall nevertheless continue to receive the compensation and benefits provided under Section 2 and 4 of this Agreement as follows:
     (a) 100% of base compensation and benefits under Sections 2 and 4 for a period of six months, but not exceeding the remaining term of the Agreement;
     (b) 65% of base compensation under Section 2 from the seventh month until the expiration of the term of the Agreement; and
     (c) After six months, medical and dental coverage as provided under the terms of such plans, or as otherwise required by law.
Such benefits noted herein shall be reduced by any benefits otherwise provided to the Employee during such period under the provisions of disability insurance coverage in effect for RCC employees. Thereafter, Employee shall be eligible to receive benefits provided by RCC under the provisions of disability insurance coverage in effect for RCC employees. Upon returning to active full-time employment, the Employee’s full compensation as set forth in this Agreement shall be reinstated as of the date of commencement of such activities. In the event that the Employee returns to active employment on other than a full-time basis, then his/her compensation (as set forth in Section 2 of this Agreement) shall be reduced in proportion to the time spent in said employment, or as shall otherwise be agreed to by the parties.

     11. Change in Control.
     (a) The Employee will be entitled to the payments and benefits described in this Section 11 if the Employee’s employment under this Agreement is terminated:
     (i) by the Company, other than for Just Cause, in connection with or within 24 months after the occurrence of a Change in Control; or
     (ii) by the Employee, for Good Reason, within 24 months after the occurrence of a Change in Control; or
     (iii) by the Employee for any reason during the 30 day period following the first anniversary of a Change in Control.
     (b) If the Employee satisfies the requirements set forth in paragraph (a), the Employee shall be paid an amount equal to the sum of:
     (i) 300% of the Employee’s annual base salary as in effect on the date of the Employee’s termination of employment (unless the reason for termination is as a result of a reduction in Employee’s base salary, in which case 300% of the highest base salary paid to the Employee in the twelve months prior to the termination of employment); plus
     (ii) 300% of the greater of (A) the Employee’s targeted short-term incentive for the year of termination (unless the reason for termination is as a result of a reduction in Employee’s targeted annual short-term incentive, in which case the target short-term incentive for the prior year shall be used), or (B) the actual short-term incentive achieved for the year of termination. For purposes of determining if (B) applies, the year of termination shall be deemed to have ended on the last day of the month immediately preceding the date of termination, and a calculation shall be made to determine the Company’s or the Employee’s performance for that period. Based on achievement of the performance goals during that portion of the year, the Employee’s actual annual short-term incentive for the full year shall be calculated as if the partial year performance constituted performance for the full year.
Said amount shall be paid to the Employee in one lump sum, within five days after the Employee’s termination of employment.
     (c) Excise Tax Payments.
     (i) If any payments or benefits due to the Employee under this Agreement and/or under any other plan or program of the Company would be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company shall pay to the Employee an additional amount (the “Gross-Up Payment”) so that the net amount that is retained by the Employee, after the deduction of the Excise Tax and any other taxes (including Excise Taxes) that are imposed upon the Gross-Up Payment (other than interest and penalties imposed by reason of the Employee’s failure to file a timely tax return or pay taxes shown as due on his/her return), is equal to the payments and other benefits the Employee would have retained in the absence of the Excise Tax. For the purpose of calculating the Gross-Up Payment, the Employee’s tax rate will be deemed to be the highest marginal rate of federal individual income tax, plus the highest marginal rates of state, local and/or foreign individual income taxes in the state and locality or foreign jurisdiction of the Employee’s residence (net of the reduction in federal income taxes which could be obtained from any deduction or credit attributable to the state, local or foreign taxes), that are in effect for the calendar year in which the Gross-Up Payment is to be made. For purposes of the computations required by this Section 11(c) to the extent not otherwise specified here, reasonable assumptions and approximations may be made with respect to applicable taxes and reasonable, good faith interpretations of the Code may be relied upon.
     (ii) An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company’s expense by an accounting firm selected by the Company and reasonably acceptable to the Employee which is designated as one of the five largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Employee within five days of the date of termination of the Employee’s employment, if applicable, or at such other time as may be requested by the Company or the Employee (provided the Employee reasonably believes that he/she may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with an opinion to that effect which is reasonably acceptable to the Employee. Within ten days of the delivery of the Determination to the Employee, the Employee shall have the right to dispute the Determination (the “Dispute”). The Gross-Up Payment, if any, as determined pursuant to this Section 11(c), shall be paid by the Company to the Employee within five days of the receipt of the Determination. The existence of the Dispute shall not in any way affect the Employee’s right to receive the Gross-Up Payment in accordance with the Determination. Upon the final resolution of a Dispute, the Company shall promptly pay to the Employee any additional amount required by such resolution, or, if it is determined that the Excise Tax is lower than originally determined, the Employee shall repay to the Company the excess amount of the Gross-Up Payment. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Employee, subject to the application of subparagraph (iii) below.
     (iii) Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any payment or benefit, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the payment or benefit.
     (iv) Except as provided in Section 14, the Gross-Up Payment shall be paid to Employee no later than the December 31 of the year next following the year in which the Employee (or the Company on behalf of the Employee under subparagraph (iii) above) remits the Excise Tax.
     (d) The Employee’s payments and benefits under this Section 11 shall be in consideration of the Employee’s past service and the Employee’s continued service from the date of this Agreement, and the Employee’s entitlement thereto shall not be governed by any duty to mitigate damages by seeking further employment nor offset by any compensation which the Employee may receive from future employment.
     (e) The payments and other benefits provided under this Section 11 shall be in lieu of any other payments which the Employee would otherwise be entitled to receive under Section 9 of this Agreement.
     (f) In the event that payment is required to be made to the Employee under this Section 11, in addition to the payments set forth in Sections 11(b) and 11(c), the Employee shall be entitled to continue to participate in the Company’s group medical, dental, and life plans on the same basis as the Employee participated immediately prior to Employee’s termination of employment (or shall receive equivalent benefits) for a period of up to 18 months following the date of Employee’s termination of employment. Employee shall be responsible for payment of premiums to the same extent as prior to the date of termination of employment. Such continued coverage under the Company’s group medical and dental plans shall be provided pursuant to the requirements of Section 4980B of the Code. In the event that Employee obtains substantially equivalent coverage or benefits from another source, the Company’s obligation under this Section 11(f) shall terminate.
     (g) In the event of the occurrence of a Change in Control, the Company shall continue to pay and be responsible for all premiums remaining on any long-term care insurance policy then being provided by the Company for the benefit of the Employee and his/her spouse, provided that the Employee is employed by the Company on the date of a Change in Control.
     (h) Notwithstanding any agreement to the contrary, unless such agreement specifically references that this Section 11(h) does not apply, Employee shall be fully vested in all equity compensation awards (options, restricted stock, restricted stock units, stock appreciation rights and other similar awards) upon a Change in Control.
     12. Non-Competition Agreement.
     (a) Term. During the term of the Employee’s employment pursuant to this Agreement and for the length of the Severance Period (whether or not Employee is entitled to payment within Section 9(c)), Employee agrees that he/she will not, without RCC’s prior written consent, directly or indirectly, within the service areas served by

RCC at the time of termination, lend his/her credit, advice or assistance, or engage in any activity or act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder other than as a less than five percent shareholder of a publicly traded corporation, officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, adviser, investor or otherwise, for the purpose of establishing, operating or managing any business or entity that is engaged in activities competitive with the business of the Company as carried on as of the date of termination.
     (b) Non-Solicitation Agreement. As used in this Agreement, the term “Person” means any individual, corporation, joint venture, general or limited partnership, association or other entity. During the Severance Period (whether or not Employee is entitled to payment within Section 9(c)), Employee agrees that he/she will not, whether for his/her own account or for the account of any other Person, directly or indirectly interfere with the Company’s relationship with or endeavor to divert or entice away from the Company any Person who or which at any time during the term of Employee’s employment by RCC is or was an employee or customer of or in the habit of dealing with RCC.
     (c) Reasonableness of Covenants. Employee acknowledges and agrees that the geographic scope and period of duration of the restrictive covenants contained in this Agreement are both fair and reasonable and that the interests sought to be protected by the Company are legitimate business interests entitled to be protected. It is the intention of the parties that the provisions of this Section 12 shall be enforceable to the fullest extent permissible under applicable law; however, if any restriction contained in this Section is held to be unenforceable because of the duration of such restriction or the geographical area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographical area of such restriction and, in its reduced form, said restriction shall then be enforceable.
     (d) Injunctive Relief; Attorneys’ Fees. The parties agree that the remedy of damages at law for the breach by Employee of any of the covenants contained in this Section 12 is an inadequate remedy. In recognition of the irreparable harm that a violation by Employee of any of the covenants, agreements or obligations arising under this Agreement would cause RCC, Employee agrees that in addition to any other remedies or relief afforded by law, an injunction against an actual or threatened violation or violations may be issued against him/her and every other Person concerned thereby, it being the understanding of the parties that both damages and an injunction shall be proper modes of relief and are not to be considered alternative remedies. In the event of any such an actual or threatened violation, Employee agrees to pay the costs, expenses and reasonable attorneys’ fees incurred by the Company in pursuing any of its rights with respect to such actual or threatened violation, in addition to the actual damages sustained by the Company as a result thereof. Such costs, expenses, fees and damages shall not be payable by the Employee until a final judgment, from which no further appeal may be taken, has been entered in favor of the Company by a court of competent jurisdiction. If no such judgment is entered, the Employee shall not be liable for any such costs, expenses, fees or damages, and the Company shall reimburse the Employee for any costs, expenses and reasonable attorneys’ fees incurred by him/her in defending against the Company’s allegations.
     (e) Compensation. In the event that Employee’s employment has terminated and Employee is not entitled to receive payment under Section 9 or 11 of this Agreement, to compensate Employee for the restrictive covenants contained in this Agreement, RCC agrees to pay Employee an amount equal to 25% of the Employee’s final compensation. One-half of this amount is payable in equal monthly payments commencing on the last day of the month following termination and continuing thereafter on the last day of each and every month until the end of the period stated in Section 12(a) and one-half at the end of the period stated in Section 12(a). For the purposes of this paragraph, the Employee’s “final compensation” means the Employee’s annual rate of salary in effect on the date his/her employment terminates, plus his/her short-term incentive for the year immediately preceding the year in which his/her employment terminates.
     (f) Breach of Covenants. In the event that Employee shall breach any of his/her covenants, agreements or obligations arising under this Agreement, RCC shall have the right to discontinue making any payments to Employee provided for herein (including under Sections 9 and 11) unless and until Employee has cured any such existing breaches.
     (g) Waiver of Restrictions. RCC may waive the restrictions on Employee imposed in Section 12 at any time. In the event of such waiver: (i) RCC shall not be obligated to make any further monthly payments pursuant to Section 12(e) and (ii) any payment due pursuant to Section 12(e) at the expiration of the period stated in Section 12(a) shall be prorated and paid at the time of the waiver.
     13. Successors and Assigns.
     (a) This Agreement shall inure to the benefit of and be binding upon any corporation or other successor of RCC which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the business, assets or stock of RCC.
     (b) Since RCC is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his/her rights or duties hereunder without first obtaining the written consent of RCC.
     (c) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or or assets of the Company, by agreement expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Employee to terminate the

Employee’s employment for Good Reason, whereupon the Employee shall be entitled to receive the payments and other benefits described in this Agreement.
     14. 409A Delay. Notwithstanding any provision to the contrary in the Agreement, if Employee is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the benefits payable to Employee under Sections 9, 11 or 12 shall not be paid prior to the earlier of (a) the expiration of the six-month period measured from the date of Employee’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (b) Employee’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 14 shall be paid in a lump sum and any remaining payments due under the Agreement shall be paid as otherwise provided herein.
     15. Amendments. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties, except as herein otherwise specifically provided.
     16. Applicable Law. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Minnesota, except to the extent that Federal law shall be deemed to apply.
     17. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     18. Arbitration. Subject to RCC’s right to seek injunctive relief from a court of competent jurisdiction pursuant to Section 12(d), any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of RCC, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. RCC shall incur the cost of all fees and expenses associated with filing a request for arbitration with the AAA, whether such filing is made on behalf of RCC or the Employee, and the costs and administrative fees associated with employing the arbitrator and related administrative expenses assessed by the AAA. If the parties cannot mutually agree on an arbitrator, each party shall select an arbitrator and those two arbitrators shall select a third arbitrator and the third arbitrator shall conduct the arbitration. Otherwise, each party shall pay its own costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, notwithstanding the ultimate outcome thereof, upon delivery of a final judgment or settlement of the dispute.
     19. Representation by Counsel. Employee acknowledges that he/she has read this Agreement and that he/she fully understands his/her rights, privileges, and duties hereunder. He/she further acknowledges that he/she has had the opportunity to consult with attorneys of his/her choice to review and explain the terms of this Agreement and the consequences of signing it.
     20. Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto, and shall supersede all prior understandings in writing or otherwise between the parties, including the Prior Agreement.
* * * * *

RURAL CELLULAR CORPORATION
/s/ Richard P. Ekstrand
By: Richard P. Ekstrand
President and Chief Executive Officer

EMPLOYEE:
/s/ Ann K. Newhall
Ann K. Newhall

APPENDIX A
TO EMPLOYMENT AGREEMENT BETWEEN
RURAL CELLULAR CORPORATION AND ANN K. NEWHALL
For the purposes of the Employment Agreement to which this Appendix is attached, a “Change in Control” means the happening of any of the following:
     (1) A majority of the directors of RCC elected by the holders of RCC’s common stock shall be persons other than persons:
     (a) for whose election proxies shall have been solicited by the Board, or
     (b) who are then serving as directors appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly-created directorships,
     (2) 35% or more of the outstanding voting stock of RCC is acquired or beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, or any successor rule thereto) by any person (other than RCC or a subsidiary of RCC) or group of persons acting in concert (other than the acquisition and beneficial ownership by a parent corporation or its wholly-owned subsidiaries, as long as they remain wholly-owned subsidiaries, of 100% of the outstanding voting stock of RCC as a result of a merger which complies with paragraph (3)(a)(ii) hereof in all respects), or
     (3) The consummation of:
     (a) a merger or consolidation of RCC with or into another entity other than
(i) a merger or consolidation with a subsidiary of RCC, or
(ii) a merger in which the persons who were the beneficial owners, respectively, of the outstanding common stock and outstanding voting stock of RCC immediately prior to such merger beneficially own, directly or indirectly, immediately after the merger, a majority of, respectively, the then outstanding common stock and the then outstanding voting stock of the surviving entity or its parent entity, or
     (b) an exchange, pursuant to a statutory exchange of shares of outstanding voting stock of RCC held by shareholders of RCC immediately prior to the exchange, of shares of one or more classes or series of outstanding voting stock of RCC for cash, securities, or other property, except for voting securities of a direct or indirect parent entity of RCC (after giving effect to the statutory share exchange) owning directly, or indirectly through wholly-owned subsidiaries, both beneficially and of record 100% of the outstanding voting stock of RCC immediately after the statutory share exchange if (i) the persons who were the

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beneficial owners, respectively, of the outstanding voting stock of RCC and the outstanding common stock of RCC immediately before such statutory share exchange own, directly or indirectly, immediately after the statutory share exchange a majority of, respectively, the voting power of the then outstanding voting securities and the then outstanding common stock (or comparable equity interest) of such parent entity, and (ii) all holders of any class or series of outstanding voting stock of RCC immediately prior to the statutory share exchange have the right to receive substantially the same per share consideration in exchange for their outstanding voting stock of RCC as all other holders of such class or series (except for those exercising statutory dissenters’ rights), or
     (c) the sale or other disposition of all or substantially all of the assets of RCC (in one transaction or a series of transactions), or
(4) The approval by the shareholders of RCC of the liquidation or dissolution of RCC.

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